Exhibit 10.1

EMPLOYEE SEPARATION AND RELEASE

This Employee Separation and Release (“Release”) confirms the terms of your separation from employment with Flux Power, Inc. (the “Company”) and Insperity PEO Services, L.P. (“Insperity”). This Release supersedes and replaces in full any previous Employee Separation and Release presented to you.

You agree that you have been paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that you are owed, if any. You also agree that you have been paid what you are owed for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that you have been given all time off to which you were entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act and the California Family Rights Act, if eligible. You acknowledge that you have received all notices and benefits to which you may have been entitled to under the Family and Medical Leave Act and/or analogous state statutes.

The Company will pay you a lump-sum payment of TWO HUNDRED FIVE THOUSAND TWO HUNDRED and 00/100 DOLLARS ($205,200.00), less required withholdings and deductions, in connection with your separation from the Company and Insperity.

The Company has also agreed to pay you an additional TWENTY-EIGHT THOUSAND NINE HUNDRED SEVEN and 52/100 DOLLARS ($28,907.52), less required withholdings, for you to use to help defray the costs in continuing your coverage under the Insperity Group Health Plan, should you be eligible for and elect COBRA coverage. Please note that it is solely your responsibility to enroll in COBRA and to make the monthly premium payments on a timely basis. If you do not timely enroll in and pay for COBRA, you will not be eligible to receive COBRA continuation coverage. The COBRA payments should be made payable as outlined in the Insperity COBRA documentation mailed to you under separate cover.

Additionally, the Company has also agreed to reimburse you for an amount equal to twelve (12) full month(s) for Life Insurance continuation, should you elect and enroll.

You agree that these payments are something of value and that you are not already entitled to payment of this additional compensation. You agree that the additional compensation to be paid under this Release is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

You are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of the additional compensation in this Release, and you hereby agree to hold the Company and Insperity and their respective affiliates harmless from any and all liability relating to such obligations.

In exchange for providing you with this additional compensation, you agree to fully release the Company and Insperity and their respective current and former parent companies, subsidiaries, and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, and employees (collectively, the “Released Parties”) from any claims you may have against them as of the date you sign this Release, whether such claims arise from common law, statute, regulation, or contract. This Release includes but is not limited to rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Pregnancy Discrimination Act, and any state leave or workers’ compensation retaliation law. By accepting the additional compensation, you have agreed to release the Released Parties from any liability arising out of your employment with and separation from the Company and Insperity. This would include, among other things, claims alleging breach of contract, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state, or federal law.

RIGHTS RESERVED: This Release does not prevent you from pursuing any workers’ compensation benefits to which you may be entitled. This Release also does not prevent you from filing an administrative charge or participating in an investigation before any governmental agency charged with enforcement of any federal, state, or local law, including, but not limited to, the Equal Employment Opportunity Commission, any similar state or local agency, the National Labor Relations Board, or the Securities and Exchange Commission (“SEC”). This Release does not prevent you from engaging in any concerted activity for the purpose of collective bargaining or other mutual aid and protection. You do agree, however, that by signing this Release, you waive any right to recover monetary damages or other individual relief in connection with any such charge you file or investigation in which you participate. Notwithstanding the foregoing, nothing herein prohibits you from seeking or obtaining a whistleblower award from the SEC (and not the Released Parties) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

The Company agrees that it will neither intentionally contest nor appeal any award of unemployment benefits to you in the state in which you were employed. You understand, however, that if questioned by the state unemployment commission regarding any unemployment claim you may choose to file, Insperity (and the Company, if applicable) must respond truthfully to any such requests for information and provide material facts to the full extent required by law. The unemployment commission, not Insperity or the Company, will decide whether you are entitled to benefits.

You agree that this Release does not alter any agreements or promises you made prior to or during your employment concerning arbitration, intellectual property, confidentiality, non- solicitation, or non-competition.

You agree and understand that you are waiving your rights under Section 1542 of the Civil Code of the State of California. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company and Insperity. You promise that you have not assigned, pledged or otherwise sold such rights or claims, nor have you relied on any promises other than those contained in this Release.

You agree that neither this Release nor the payment of the additional compensation being offered to you for this Release is an admission by the Company or Insperity of any liability or unlawful conduct of any kind. You agree that the additional compensation being offered in exchange for your release of claims and rights is sufficient.

You agree not to disparage the Company or to do anything that portrays the Company, its products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods. Nothing in this paragraph affects your rights under the paragraph in this Release entitled “Rights Reserved” or prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

You agree to return to the Company, before you sign this Release, all property belonging to either the Company or Insperity. This would include, for example, documents, files, forms, customer information and lists, confidential business information, keys, computer equipment such as laptop computers and printers, electronic equipment, cell phones and similar handheld devices, pagers and Company-issued credit cards.

You agree to keep this Release strictly confidential and not to discuss its terms or existence with any person, except with your immediate family, tax preparers, and attorneys, provided that any person with whom you discuss the Release also agrees to keep it confidential. You agree to assume responsibility for any such person’s confidentiality obligations. You may, however, fully respond to questions from governmental entities or discuss this Release if required to do so by law. Additionally, nothing in this Release shall prohibit you, if covered by the SEC’s whistleblower policies under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, from reporting and providing information regarding alleged securities law violations at the Company to the SEC or prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. However, the amount of the additional compensation paid under this Agreement shall remain confidential.

You agree that if you violate the terms of this Release, the Released Parties are entitled to bring a claim for breach of contract in a court of competent jurisdiction, to recover reasonable attorneys’ fees, costs, or other damages arising from your breach of the Release, unless you are challenging your waiver of claims under the Age Discrimination in Employment Act. You agree that, if any portion of this Release is found to be unenforceable, the remainder of the Release will remain enforceable.

Before signing this Release, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act. You should also consult an attorney about the contents and meaning of this Release. Attached as Exhibits A and B are lists of affected or not affected positions. You have 45 days to consider this Release, which will expire if not executed within that period. You must deliver the timely executed Release to Linda Villalobos, Insperity HR Specialist, within 49 days of the date this Release is presented to you. Also, for a period of seven (7) days after you have signed the Release, you may revoke the Release by providing written notice of your revocation to Linda Villalobos, Insperity HR Specialist. The additional compensation being offered to you will be paid after the seven (7) day period, if you do not revoke the Release.

Any modifications to this Release do not become part of this Release unless expressly agreed to in writing by you and the Company.

If this Release fully and accurately describes the complete Release concerning your separation of employment and your agreement to release the Released Parties for any acts occurring prior to the date you sign this Release, please confirm by signing and dating this Release. By signing this Release, you agree that your waiver of rights and claims is knowing and voluntary. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this Release and that you have accepted those benefits and waived those rights and claims of your own free will.

This Release was presented to Jonathan Berry on August 24, 2022.

ACCEPTED AND AGREED TO:

/s/ Jonathan Berry	August 24, 2022
Jonathan Berry	Date

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